EXHIBIT 5.3

[Cades Schutte LLP Letterhead]

June 18, 2004

Hawaiian Electric Industries, Inc.

Pension Investment Committee

900 Richards Street

Honolulu, HI 96813

Re:	Hawaiian Electric Industries Retirement Savings Plan—Amendment No. 1 to Registration No. 333-02103

Ladies and Gentlemen:

We have served as counsel to Hawaiian Electric Industries, Inc. (“HEI”) and the Hawaiian Electric Industries, Inc. Pension Investment Committee (the “PIC”) with respect to the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”). We have reviewed the documents setting forth the terms of the Plan as in force on the date of this letter, which consist of the following: (1) the amended and restated Plan document adopted December 28, 2000; (2) Amendment 2001-1, adopted October 29, 2001; (3) Amendment 2002-1, adopted February 28, 2002; (4) Amendment 2002-2, adopted May 31, 2002; (5) Amendment 2002-3, adopted December 23, 2002; (6) Amendment 2003-1, adopted March 14, 2003; and (7) Amendment 2003-2, adopted December 22, 2003 (collectively, the “Plan Documents”). This opinion is being prepared in connection with Amendment No. 1 to the Registration Statement on Form S-8 filed by HEI with the Securities and Exchange Commission (Registration No. 333-02103) on April 1, 1996 (the “Registration Statement”).

The Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is intended to satisfy the tax qualification requirements set forth in Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The Internal Revenue Service (“IRS”) issued a determination letter dated September 18, 2003, stating that the form of the Plan, as set forth in the Plan Documents (except that the determination letter inadvertently omitted reference to Amendment 2002-3 and Amendment 2003-2 was subsequently adopted), was in compliance with the qualification requirements of the Code as in force prior to enactment of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”).

Hawaiian Electric Industries, Inc.

Pension Investment Committee

June 18, 2004

Since the issuance of the determination letter, the Plan has been amended by Amendment 2003-2. Amendment 2003-2 amends the definition of “Compensation” for certain employees covered by the Plan in a manner intended to comply with applicable requirements of the Code and ERISA.

The IRS will not yet issue a determination letter concerning the Plan’s compliance with qualification requirements of Sections 401(a) and 401(k) of the Code that have been amended by EGTRRA or subsequent legislation. Until the IRS has issued additional guidance and begun issuing determination letters that address such statutory changes, no assurance can be provided that the Plan is in full compliance therewith. However, provided the Plan Documents comply with a good faith interpretation of such qualification requirements, the Plan may later be amended to achieve full compliance without adverse effect on the Plan’s qualified status.

Based upon the foregoing, we are of the opinion that:

1.	The Plan Documents are in substantial compliance with the tax qualification requirements of Sections 401(a) and 401(k) of the Code (including a good-faith interpretation of qualification requirements amended by EGTRRA), such that any noncompliance that may exist may be remedied without disqualification of the Plan or material adverse effect on its participants and beneficiaries;

2.	The Plan Documents are in substantial compliance with the provisions of ERISA affecting such documents that do not amend the Code, such that any noncompliance that may exist may be remedied without material adverse effect on participants or beneficiaries of the Plan.

The foregoing opinions are limited to compliance in form of the Plan Documents. The Plan is required to comply with the tax qualification requirements of the Code and certain provisions of ERISA both in form and in operation. Compliance in operation is dependent on factual matters, including the demographics of HEI’s and its subsidiaries’ workforces and the operation of the Plan in accordance with its written terms. We have made no review of such factual matters and accordingly express no opinion as to the operational compliance of the Plan.

Our opinions are based upon the Plan Documents and the provisions of the Code, ERISA, and applicable IRS and U.S. Department of Labor regulations and guidance in effect as of the date hereof. We assume no obligation to supplement or modify this opinion if applicable laws, regulations, or guidance change after the date hereof or if we become aware of facts that might change the opinions expressed herein after the date hereof.

Hawaiian Electric Industries, Inc.

Pension Investment Committee

June 18, 2004

This opinion letter is provided solely for your use in connection with the Registration Statement. We consent to the filing of this opinion as Exhibit 5.3 to Amendment No. 1 to the Registration Statement. This letter may not be used, relied upon, disclosed, filed, or quoted for any other purpose or by any other person. The opinions expressed in this letter are limited to the matters set forth herein, and no other opinions are expressed or implied beyond the matters expressly stated herein.

Very truly yours,

/s/ CADES SCHUTTE
A Limited Liability Law Partnership